November 18, 2013

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE: Capstone Financial Group, Inc.

We have read the statements that we understand Capstone Financial Group, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/S/ De Joya Griffith, LLC
De Joya Griffith, LLC
Certified Public Accountants

Corporate Headquarters:
De Joya Griffith, LLC
2580 Anthem Village Drive, Henderson, NV 89052 Phone: (702) 563-1600 Fax: (702) 920-8049